Exhibit 99.1

NEWCASTLE INVESTMENT CORP.
Contact:	FOR IMMEDIATE RELEASE

Lilly H. Donohue
Director of Investor Relations
212-798-6118

Nadean Finke
Investor Relations
212-479-5295

Newcastle Closes Residential Mortgage Loan Securitization

New York, NY. July 12, 2007 – Newcastle Investment Corp. (NYSE: NCT) today announced the securitization of the subprime residential mortgage loans purchased in March and April 2007. Newcastle originally agreed to purchase $1.70 billion of loans. Following due diligence, Newcastle funded $1.27 billion or approximately 75% of the original commitment. The agreement between the seller and Newcastle requires the seller to repurchase any delinquent loans for 3 months following Newcastle’s acquisition. As a result of the repurchases as well as borrower prepayments, the unpaid principal balance of the portfolio as of securitization is $1.09 billion.

Newcastle, through Newcastle Mortgage Securities Trust 2007-1 (the “Trust”), issued $1.02 billion face amount of investment grade notes of which $979 million were sold to third parties. Newcastle will initially invest approximately $53 million of equity in the transaction. This comprises approximately $46 million invested in 100% of the below investment grade notes and equity and approximately $7 million, net of financing, invested in $39 million face amount of notes rated Baa1 through Baa3 by Moody’s Investors Service and A to BBB by Standard & Poor’s. In addition to the notes and equity retained by Newcastle, approximately $100 million of the assets and liabilities of the Trust, representing Newcastle’s 10% clean-up call option, will be reflected on our balance sheet.

The following is a summary of the key characteristics of the securitized portfolio:

•	100% of the mortgage loans are current and none of the mortgage loans have been delinquent since origination;
•	Weighted average loan seasoning of 5 months;
•	95% secured by first liens;
•	93% are owner occupied;
•	Weighted average borrower FICO score at loan origination of 647;
•	Weighted average gross coupon of 7.74%;
•	Average loan-to-value ratio of 83%;
•	70% are adjustable rate with initial fixed rate periods ranging from 2 to 5 years and 30% are fixed rate;
•	4,648 mortgage loans; and

•	29% located in California, 13% in Florida, 11% in New York and the remaining 47% located in 43 other states.

Kenneth Riis, Newcastle’s Chief Executive Officer and President, remarked, “Despite the recent volatility in the subprime markets, we were able to successfully securitize the portfolio at spreads consistent with our initial expectations. As a result, we expect to generate a return on equity of over 20% on an initial investment of approximately $53 million.”

Newcastle Investment Corp. invests in real estate debt and other real estate related assets. Newcastle is organized and conducts its operations to qualify as a real estate investment trust (REIT) for federal income tax purposes. Newcastle is managed by an affiliate of Fortress Investment Group LLC, a global alternative investment and asset management firm with approximately $36 billion in assets under management as of March 31, 2007. For more information regarding Newcastle Investment Corp. or to be added to our e-mail distribution list, please visit www.newcastleinv.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements relating to expected returns. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; Newcastle can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Newcastle’s expectations include, but are not limited to, the performance of the loans in the residential mortgage loan portfolio, changes in estimated default or recovery rates, and other risks detailed from time to time in Newcastle’s SEC reports. Such forward-looking statements speak only as of the date of this press release. Newcastle expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Newcastle’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.